Exhibit 10.39

ELECTION OF TAX WITHHOLDING FOR SERVICE BASED AND

PERFORMANCE BASED RESTRICTED STOCK AWARDS

As a Participant in the Pepco Holdings, Inc. Long-Term Incentive Plan (the “Plan”), I was granted Service-Based and Performance-Based Restricted Stock Awards in January 2009 for the performance cycle 2009 to 2011. I understand that minimum statutory withholdings for certain federal, state, local or other taxes are required for Restricted Stock Awards to which I may be entitled under the Plan, which in the case of Performance-Based Awards will be determined after the Board of Directors has determined if, and to what extent, the goals of the Plan have been met. I elect to use the following method to meet the minimum statutory withholding requirements (please check one of the boxes below).

I hereby elect that the Company retain from any Restricted Stock Awards to which I may be entitled under the Plan, that number of shares of Stock having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

I will satisfy the minimum statutory requirement for taxes due by the payment of cash immediately upon notification by the Company of the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

I will satisfy the minimum statutory requirement for taxes due by delivery to the Company, immediately upon its notification to me, the number of shares I own (other than the shares I receive under the Restricted Stock Award) having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

Capitalized terms used herein, which are not defined herein, have the meanings given in the Plan.

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